UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 17, 2007

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	33-1073076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA	23230
(Address of principal executive offices)	(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

As previously announced, on March 20, 2007, the Board of Directors of Genworth Financial, Inc. (the “Company”) authorized the Company to repurchase an aggregate amount of $1.1 billion of its common stock during 2007. The Company announced that it expected the purchases to be made from time to time in the open market, through block trades or otherwise (including, without limitation, using Rule 10b5-1 plans), or in privately negotiated transactions (including, without limitation, accelerated share repurchase agreements).

Pursuant to that authorization, on May 17, 2007, the Company entered into a Master Confirmation and a Supplemental Confirmation (together, the “Agreement”) with Merrill Lynch International (“Merrill Lynch”) regarding an accelerated share repurchase transaction. Under the Agreement, the Company agreed to purchase 16,538,038 shares of its common stock from Merrill Lynch in a private transaction for an initial aggregate purchase price of $600 million. Merrill Lynch delivered the shares to the Company on May 18, 2007. The Company funded the purchase price with proceeds of approximately $600 million from the issuance and sale of common stock pursuant to the settlement, on May 16, 2007, of purchase contracts that were components of the Company’s Equity Units. The repurchased shares will be held in treasury, until such time as they may be re-issued or retired by the Company.

The Agreement provides that the Company may receive from, or be required to pay, Merrill Lynch a price adjustment based on the arithmetic mean of the volume weighted average price of the Company’s common stock during the term of the Agreement, less a discount. In the case where the Company is required to pay, the price adjustment may be settled in shares of common stock or in cash at the Company’s option. In the case where Merrill Lynch is required to pay, the price adjustment may only be settled in shares. The Company expects the Agreement to run through October 2007, although the completion date may be accelerated by Merrill Lynch. In addition, the Agreement contains provisions relating to the mechanism used to determine the final settlement of the transaction, the settlement method (in shares or in cash), the specific circumstances under which Merrill Lynch is permitted to make adjustments to valuation periods, the specific circumstances under which the program may be terminated early (including mergers, tender offers and certain other events) and various acknowledgements, representations and warranties made by the Company and Merrill Lynch to one another, including representations related to Rule 10b5-1 and intended compliance with volume and timing guidelines under Rule 10b-18. In certain circumstances, the Company may receive from, or be required to pay, Merrill Lynch a termination payment in the event of an early termination.

The Company expects that Merrill Lynch will purchase shares of the Company’s common stock in the open market over time. To the extent that Merrill Lynch enters into hedging transactions, it may also be expected to sell shares in the open market over time.

In the ordinary course of their business, Merrill Lynch and its affiliates have engaged, and may in the future engage, in financial advisory and/or investment banking transactions with the Company and its affiliates. They have received, and expect to receive, customary fees and commissions for these transactions.

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This report includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts as well as statements identified by words such as “expects”, “will”, or words of similar meaning. These statements are based on the Company’s current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond the Company’s control. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

	By:	/s/ Scott R. Lindquist
Date: May 21, 2007		Scott R. Lindquist Vice President and Controller

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